Proposal 1 - To approve or disapprove a new investment management agreement with American Odyssey Funds Management Company LLC.

Global High Yield Bond Fund
FOR:              8,522,428.159
AGAINST: 137,482.837
ABSTAIN: 724,953.508

International Equity Fund
FOR:              15,625,965.349
AGAINST: 231,265.909
ABSTAIN: 1,136,611.798

Emerging Markets
FOR:              20,311,388.757
AGAINST: 331,254.648
ABSTAIN: 1,457,460.198

Core Equity Fund
FOR:              24,489,873.510
AGAINST: 496,973.534
ABSTAIN: 1,794,633.236

Long Term Bond Fund
FOR:              22,936,257.066
AGAINST: 362,563.694
ABSTAIN: 1,606,348.326

Intermediate Term Bond Fund
FOR:              11,613,856.127
AGAINST: 173,346.477
ABSTAIN: 742,952.614

Proposal 2 - To approve or disapprove a new investment subadvisory agreement with Travelers Asset Management International Company, LLC for the Intermediate Term Bond Fund.

FOR:              11,477,021.807
AGAINST: 248,202.822
ABSTAIN: 804,930.590

Proposal 3 - To approve or disapprove a new investment subadvisory agreement adding State Street Global Advisors as a newsubadviser to the Emerging Opportunities Fund.

FOR:              19,625,303.192
AGAINST: 756,203.552
ABSTAIN: 1,718,596.86

Proposal 4 - To approve or disapprove a new investment advisory agreement adding State Street Global Advisors as a new subadviser to the Core Equity Fund.

FOR:              23,741,772.733
AGAINST: 991,530.831
ABSTAIN: 2,048,176.716